Exhibit 99.1

For Immediate Release

TRIPATH REVISES SECOND QUARTER 2004 REVENUE GUIDANCE

Second Quarter Revenues of $4.4 Million (Up 5%) vs. $5 Million Guidance

Gaming Segment Revenues Soften While Flat Panel TV, Communications and Home Entertainment System Business Remains Strong.

San Jose, Calif., July 15, 2004, – Tripath Technology Inc. (NASDAQ: TRPH), creators of Digital Power Processing (DPP®) and Class-T® advanced 1-bit digital audio amplifiers announced that it has reduced its revenue expectation for the second quarter to be approximately $4.4 million, as compared to the previous expectation of $5 million. Revenues for the first quarter ended March 31, 2004 were $4.2 million.

Dr. Adya Tripathi, Chairman, President and CEO stated, “ Shipments primarily in the gaming market segment were lower that what we had previously expected due to softer demand which we believe is a temporary inventory correction.” Dr. Tripathi also added, “Demand for our products in the communications (DSL line driver) and in the home entertainment system market segments were much stronger during the second quarter of 2004 than company expectations. These market segments represented approximately 20% and 25% of revenues for the June quarter respectively while during the first quarter of 2004 these segments represented approximately 8% and 2% of revenues respectively.”

Dr. Tripathi commented, “Sales of our products in the flat panel TV segment during the second quarter remained strong and represented approximately 51% of revenues, the same percentage as during the first quarter. While we have experienced some increased price competition in this marketplace we still remain the performance leader in this marketplace. With the recently announced introduction of the new TAA 2008 device, which we anticipate to start shipping during the later part of the third quarter, Tripath will offer a more cost competitive as well as a high performance solution primarily geared for the flat panel TV market.”

Dr. Tripathi also added, “We also believe that we are making good progress in securing additional design wins in the home entertainment system market based on the new low cost Godzilla architecture based on feedback from various major Japanese and Chinese OEMS as well as in securing design wins with automotive OEMS for in-dash units. We’ll discuss this in more detail during the upcoming conference call.”

Tripath is expected to announce its complete second quarter financial results after the market closes on August 5, 2004 and hold a conference call at 1:30 PM (PDT) to discuss the quarters results and management’s business outlook. A live web cast and replay of the conference call will be available on the Company’s website at www.tripath.com

About 1-bit Digital Audio Amplifiers

Tripath’s advanced 1-bit digital audio amplifiers rely on a fundamentally new approach to amplifier design utilizing semiconductor-based amplifiers that provide significant performance, power efficiency, size, weight and cost advantages over traditional amplifier technology.

About Tripath Technology Inc.

Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which combines modern advances in digital signal processing and power processing. Tripath’s current customers include consumer electronic companies, such as Denon, Eizo, Hitachi, Motorola, Onkyo, Sanyo, Samsung, Sampo, Sharp, Sony, TCL and Toshiba, as well as DSL communications equipment providers, such as Alcatel, who use Tripath’s power efficient line drivers for central office applications. For more information please visit Tripath’s web site at www.tripath.com

Safe Harbor Statement

Certain statements in this release concerning Tripath’s long term outlook, including comments concerning anticipated future design wins in the home entertainment system and automotive audio in dash market segments, the success of the new TAA 2008 device, which is primarily targeted at the flat panel TV market, and future demand for its products are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward looking statements.

Tripath’s ability to grow depends on many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials. Also, the availability and pricing of competing products and technologies would effect sales and pricing of Tripath’s products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products including, but not limited to, the recently announced low cost (“Godzilla”) products, which are based on a new design architecture. Tripath may not be able to specify, develop or acquire, complete, introduce, market and transition to volume production new products, including the new “Godzilla” based products, and technologies in a timely manner. Further information regarding these and other risks and uncertainties is included in Tripath’s United States Securities and Exchange Commission filings, in particular, Tripath’s annual report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

David P. Eichler

Vice President of Finance and Chief Financial Officer

Tripath Technology Inc.

2560 Orchard Parkway

San Jose, CA 95131

Phone: (408) 750-6801

deichler@tripath.com